UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2009
BIOHEART, INC.
(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)
13794 NW 4th Street, Suite 212
Sunrise, Florida 33325
(Address of principal executive offices, including zip code)
(954) 835-1500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     On January 2, 2009, the Company failed to make the monthly payment of principal and interest due on such date (the “Delinquent Payment”) in accordance with the terms of its senior, three-year term loan from BlueCrest Venture Finance Master Fund Limited (“BlueCrest”). The amount of the Delinquent Payment is approximately $180,000. The Company does not currently have the necessary cash resources to make the Delinquent Payment.
     The Company originally borrowed $5.0 million from BlueCrest (the “Loan”) pursuant to the terms and conditions of that certain Loan and Security Agreement dated May 31, 2007 (the “Loan Agreement”). As of December 31, 2008, the outstanding principal balance of the Loan was approximately $2.94 million. The Loan bears interest at the annual rate of 12.85% (the “Interest Rate”). During the first three months of the Loan, the Company was required to make monthly payments of interest only. Starting in the fourth month of the Loan, the Company became obligated to make equal monthly payments of principal and interest over the remaining 33 months of the term. As collateral to secure its repayment obligations under the Loan, the Company granted BlueCrest Capital a first priority security interest in all of the Company’s assets, excluding intellectual property but including the proceeds from any sale of any of the Company’s intellectual property.
     Pursuant to the Loan Agreement, the failure to make a monthly payment of principal and interest when due is an event of default. Under the Loan Agreement, upon such a default, among other things, BlueCrest may: (i) accelerate all amounts of principal and interest outstanding under the Loan and (ii) enforce its security interest in the assets securing the Loan. During the continuance of the event of default, all outstanding amounts under the Loan will bear interest (payable on demand) at a rate that is 2% in excess of the Interest Rate. In addition, under the Loan Agreement, the Delinquent Payment is subject, until paid, to a service charge in an amount equal to two percent (2%) of the amount of the Delinquent Payment.
     The Company is communicating in good faith with BlueCrest in an effort to obtain a waiver for the event of default and arrange a schedule for payment of the Delinquent Payment and future monthly installment payments. There can be no assurance that BlueCrest will provide this waiver or cooperate with the Company in establishing a revised payment schedule.
     In an effort to preserve the Company’s very limited cash resources, the Company has implemented a 20% salary reduction program for all employees. If we are unable to obtain the waiver and/or revised payment schedule noted above and secure at least $100,000 in additional capital in the next several days, the Company may be forced to:
•	curtail or abandon our existing business plan;

•	reduce our headcount;

•	face the consequence of a default on our debt obligations under the BlueCrest Loan;

•	file for bankruptcy;

•	seek to sell some or all of our assets; and/or

•	cease our operations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 15, 2009

BIOHEART, INC.

By:	/s/ Howard J. Leonhardt
Howard J. Leonhardt
Chief Executive Officer